Exhibit 21.1

SUBSIDIARIES OF LM FUNDING AMERICA, INC.

Except as indicated below, all of the following subsidiaries are 100% owned by LM Funding, LLC, a Florida limited liability company:

NAME OF SUBSIDIARY	JURISDICTION OF ORGANIZATION

LM Funding, LLC(1)	Florida
LMF October 2010 Fund, LLC	Florida
REO Management Holdings, LLC	Florida
LM Funding of Colorado, LLC	Colorado
LM Funding of Washington, LLC	Washington
LMF SPE#2, LLC(2) LM Funding of Illinois, LLC	Florida Illinois

(1)	Owned 100% by LM Funding America, Inc.

(2)	Now owned 100% by LM Funding, LLC